Exhibit 99.1

Media Contact:	Investor Relations Contact:
Evelyn Mitchell	Dana Nolan
(205) 264-4551	(205) 264-7040

Regions reports full year 2016 earnings of $1.1 billion, up 10 percent over the prior year, and earnings per share of $0.87, up 16 percent
Strong revenue growth and expense control produce positive operating leverage

BIRMINGHAM, Ala. - (BUSINESS WIRE) - Jan. 20, 2017 - Regions Financial Corporation (NYSE:RF) today announced earnings for the fourth quarter and full year ended Dec. 31, 2016. For the fourth quarter, the company reported net income available to common shareholders of $279 million and earnings per diluted share of $0.23. For the full year of 2016, Regions reported net income available to common shareholders of $1.1 billion, an increase of 10 percent over the prior year and earnings per diluted share of $0.87, an increase of 16 percent.

“In a challenging operating environment, we delivered double-digit earnings-per-share growth in 2016, and we remain on track to meet our long-term strategic goals,” said Grayson Hall, Chairman, President and CEO. “The company remains committed to prudently growing and diversifying revenue, rigorous expense management and managing our capital in a disciplined manner.”

“Throughout 2016 we streamlined, strengthened and diversified our business, resulting in full-year efficiency gains and solid growth in deposits, net interest income and other financing income and non-interest income,” continued Hall. “These results demonstrate that a consistent focus on executing our strategic plan is benefiting our customers and communities while creating long-term value for our shareholders.”

SUMMARY OF FULL YEAR 2016 RESULTS:

	Year Ended December 31
($ amounts in millions, except per share data)	2016	2015
Income from continuing operations (A)	$1,158	$1,075
Income (loss) from discontinued operations, net of tax	5	(13)
Net income	1,163	1,062
Preferred dividends (B)	64	64
Net income available to common shareholders	$1,099	$998
Net income from continuing operations available to common shareholders (A) – (B)	$1,094	$1,011

Diluted earnings per common share from continuing operations	$0.87	$0.76

Diluted earnings per common share	$0.87	$0.75

Full year 2016 results compared to full year 2015:

•	Net interest income and other financing income on a fully taxable equivalent basis increased $100 million or 3 percent. The resulting net interest margin was 3.14 percent, up one basis point.

•	Non-interest income increased 4 percent, or 7 percent on an adjusted basis(1).

•	Non-interest expenses were relatively flat and, on an adjusted basis(1), increased 2 percent.

•	The company reported an efficiency ratio of 64.2 percent, and an adjusted efficiency ratio(1) of 63.3 percent, in 2016, compared to 66.2 percent and 64.9 percent in 2015, respectively.

•	Regions generated positive operating leverage of 3 percent on an adjusted basis(1).

•	Net charge-offs increased 4 basis points to 0.34 percent of average loans.

•
The Common Equity Tier 1 ratio(2) was estimated at 11.1 percent at December 31, 2016. The fully phased-in pro-forma Common Equity Tier 1 ratio(1)(2) was estimated at 11.0 percent and the loan-to-deposit ratio was 81 percent.

•	Regions returned $1.2 billion of earnings to shareholders through dividends and share repurchases.

SUMMARY OF FOURTH QUARTER 2016 RESULTS:

	Quarter Ended
($ amounts in millions, except per share data)	12/31/2016	9/30/2016	12/31/2015
Income from continuing operations (A)	$294	$319	$288
Income (loss) from discontinued operations, net of tax	1	1	(3)
Net income	295	320	285
Preferred dividends (B)	16	16	16
Net income available to common shareholders	$279	$304	$269
Net income from continuing operations available to common shareholders (A) – (B)	$278	$303	$272

Diluted earnings per common share from continuing operations	$0.23	$0.24	$0.21

Diluted earnings per common share	$0.23	$0.24	$0.21

Fourth quarter 2016 results compared to third quarter 2016:

•	Average loans and leases totaled $80.6 billion, a decrease of 1 percent.

◦	Consumer lending balances increased $329 million or 1 percent on an average basis.

◦	Business lending balances decreased $1.0 billion or 2 percent on an average basis.

•	Average deposit balances totaled $98.5 billion, an increase of $561 million or 1 percent; low-cost deposits increased $503 million or 1 percent.

•	Net interest income and other financing income on a fully taxable equivalent basis increased $18 million or 2 percent. The resulting net interest margin was 3.16 percent, up 10 basis points.

•	Non-interest income decreased 13 percent, or 6 percent on an adjusted basis(1).

•	Non-interest expenses decreased 4 percent, and 4 percent on an adjusted basis(1).

•
Allowance for loan and lease losses declined 3 basis points to 1.36 percent of total loans; the allowance for loan and lease losses attributable to direct energy decreased from 7.9 percent of energy loans outstanding to 7.0 percent.

•	Net charge-offs increased 15 basis points to 0.41 percent of average loans, and non-accrual loans, excluding loans held for sale, decreased 9 basis points to 1.24 percent of loans outstanding.

Fourth quarter 2016 results compared to fourth quarter 2015:

•	Average loans and leases were relatively stable.

◦	Consumer lending balances increased $1.2 billion or 4 percent on an average basis.

◦	Business lending balances decreased $1.4 billion or 3 percent on an average basis.

•	Average deposit balances increased $1.0 billion or 1 percent; low-cost deposits increased $1.3 billion or 1 percent.

•
Solid customer account growth: wealth management relationships increased 14 percent; active credit cards increased 11 percent; checking accounts increased 2 percent; and households increased 2 percent.

•	Net interest income and other financing income on a fully taxable equivalent basis increased $18 million or 2 percent.

•	Non-interest income increased 2 percent, and 2 percent on an adjusted basis(1).

•	Non-interest expenses increased 3 percent, or 2 percent on an adjusted basis(1).

•	Net charge-offs increased 3 basis points to 0.41 percent of average loans, and non-accrual loans, excluding loans held for sale, increased 28 basis points to 1.24 percent of loans outstanding.

FOURTH QUARTER 2016 FINANCIAL RESULTS:
Selected items impacting earnings:

	Quarter Ended
($ amounts in millions, except per share data)	12/31/2016	9/30/2016	12/31/2015
Pre-tax select items:
Branch consolidation, property and equipment charges	$(17)	$(5)	$(6)
Salaries and benefits related to severance charges	(5)	(3)	(6)
Gain on sale of affordable housing loans	5	—	—
Visa class B shares expense	—	(11)	(3)
Insurance proceeds	—	47	1
Oil spill recovery	—	10	—
Loss on early extinguishment of debt	—	(14)	—
Lease adjustment	—	—	(15)

Diluted EPS impact*	$(0.01)	$0.01	$(0.01)

* Based on income taxes at a 38.5% incremental rate.

During the fourth quarter, the company incurred $17 million of expenses related to the previously announced consolidation of 70 branches. The company will consolidate an additional 27 branches, which are expected to close in the second quarter of 2017. Since the fourth quarter of 2015, the company has consolidated or announced plans to consolidate 130 branches as part of its plan to consolidate at least 150 branches by the end of 2017. Also related to ongoing efficiency efforts, the company incurred $5 million of severance expense during the quarter.

During the fourth quarter, the company also made the decision to sell $171 million of affordable housing residential mortgage loans to Freddie Mac and recognized a gain of $5 million.

Total revenue

	Quarter Ended
($ amounts in millions)	12/31/2016	9/30/2016	12/31/2015	4Q16 vs. 3Q16		4Q16 vs. 4Q15
Net interest income and other financing income	$853	$835	$836	$18	2.2%	$17	2.0%
Net interest income and other financing income - fully taxable equivalent (FTE)	$874	$856	$856	$18	2.1%	$18	2.1%
Net interest margin (FTE)	3.16%	3.06%	3.08%

Non-interest income:
Service charges on deposit accounts	173	166	166	7	4.2%	7	4.2%
Wealth management	103	107	100	(4)	(3.7)%	3	3.0%
Card & ATM fees	103	105	96	(2)	(1.9)%	7	7.3%
Mortgage income	43	46	37	(3)	(6.5)%	6	16.2%
Capital markets fee income and other	31	42	28	(11)	(26.2)%	3	10.7%
Bank-owned life insurance	20	22	19	(2)	(9.1)%	1	5.3%
Commercial credit fee income	19	17	19	2	11.8%	—	NM
Insurance proceeds	—	47	1	(47)	(100.0)%	(1)	(100.0)%
Net revenue from affordable housing	1	2	14	(1)	(50.0)%	(13)	(92.9)%
Market value adjustments on employee benefit assets*	3	4	2	(1)	(25.0)%	1	50.0%
Securities gains (losses), net	5	—	11	5	NM	(6)	(54.5)%
Other	21	41	21	(20)	(48.8)%	—	NM
Non-interest income	$522	$599	$514	$(77)	(12.9)%	$8	1.6%
Total revenue, taxable-equivalent basis	$1,396	$1,455	$1,370	$(59)	(4.1)%	$26	1.9%

Adjusted total revenue, taxable-equivalent basis (non-GAAP)(1)	$1,386	$1,400	$1,358	$(14)	(1.0)%	$28	2.1%

* These market value adjustments relate to assets held for certain employee benefits, and are offset within salaries and employee benefits expense.

Comparison of fourth quarter 2016 to third quarter 2016
Total revenue on a fully taxable equivalent basis was $1.40 billion in the fourth quarter, a decrease of $59 million. On an adjusted basis(1), total revenue on a fully taxable equivalent basis decreased $14 million or 1 percent. Net interest income and other financing income on a fully taxable equivalent basis was $874 million, an increase of $18 million or 2 percent. The resulting net interest margin was 3.16 percent, an increase of 10 basis points. Net interest margin and net interest income and other financing income benefited from higher market interest rates, lower premium amortization on investment securities, a leveraged lease residual value adjustment incurred in the third quarter that did not repeat, and higher investment securities balances, partially offset by lower loan balances. Net interest margin benefited further from lower average cash balances held at the Federal Reserve.

Non-interest income totaled $522 million, a decrease of $77 million or 13 percent, primarily due to insurance proceeds recognized in the third quarter. On an adjusted basis(1), non-interest income decreased $32 million or 6 percent. Continued growth in checking accounts contributed to a $7 million or 4 percent increase in service charges during the quarter. This increase was offset by declines in capital markets, wealth management income, mortgage income and other non-interest income.

Following a record third quarter, capital markets income decreased $11 million or 26 percent during the quarter primarily due to lower merger and acquisition advisory services. Also following a record third quarter, wealth management income decreased $4 million or 4 percent during the quarter as lower income in insurance and investment services was partially offset by higher investment management & trust fees. Mortgage income decreased $3 million or 7 percent driven by seasonally lower production partially offset by increases in the market valuation of mortgage servicing rights and related hedging activity. Within total mortgage production, 59 percent was related to purchase activity and 41 percent was related to refinancing.

In addition, the company recognized a recovery of approximately $10 million in other non-interest income related to the 2010 Gulf of Mexico oil spill during the third quarter that did not repeat in the fourth quarter.

Comparison of fourth quarter 2016 to fourth quarter 2015
Total revenue on a fully taxable equivalent basis increased $26 million or 2 percent compared to the fourth quarter of 2015. On an adjusted basis(1), total revenue on a fully taxable equivalent basis increased $28 million or 2 percent. Net interest income and other financing income on a fully taxable equivalent basis increased $18 million or 2 percent. The resulting net interest margin was 3.16 percent, an increase of 8 basis points. The fourth quarter of 2015 included the accounting reclassification of certain operating leases that were previously included in loans. The reclassification included an adjustment that lowered net interest income and other financing income by $15 million and reduced the net interest margin 5 basis points. Additionally, the current quarter net interest margin and net interest income and other financing income also benefited from higher market interest rates, a mix shift to higher yielding consumer loans, higher investment securities balances and the impact of hedging strategies. These benefits were partially offset by the reinvestment of fixed rate loans and securities at lower interest rates, higher borrowing costs and lower loan balances. Net interest margin benefited further from lower cash balances held at the Federal Reserve.

Non-interest income increased $8 million or 2 percent compared to the fourth quarter of 2015. On an adjusted basis(1), non-interest income increased $10 million or 2 percent driven by revenue diversification initiatives with growth in almost every category. This growth was led by mortgage income, service charges and card & ATM income offset by lower net revenue from affordable housing investments.

Mortgage income increased $6 million or 16 percent due to higher gains from loan sales as well as higher loan servicing income, partially offset by declines in the market valuation of mortgage servicing rights and related hedging activity. Also during the quarter, the company purchased the rights to service approximately $2.2 billion of mortgage loans bringing 2016 purchases to approximately $8.1 billion. Regions' mortgage portfolio serviced for others has increased from approximately $26 billion to $32 billion over the past year, which contributed to the increase in mortgage servicing income.

Service charges increased $7 million or 4 percent aided by 2 percent growth in checking accounts, offsetting the impact of posting order changes implemented in early November 2015. Card & ATM income increased $7 million or 7 percent compared to the fourth quarter of 2015, primarily due to a 4 percent increase in debit card transactions.

Capital markets income increased $3 million or 11 percent as the company experienced an increase in debt underwriting activity. In addition, wealth management income improved $3 million or 3 percent due to increased investment management and trust fees partially offset by a decline in investment services.

Non-interest expense

	Quarter Ended
($ amounts in millions)	12/31/2016	9/30/2016	12/31/2015	4Q16 vs. 3Q16		4Q16 vs. 4Q15
Salaries and employee benefits	$472	$486	$478	$(14)	(2.9)%	$(6)	(1.3)%
Net occupancy expense	89	87	91	2	2.3%	(2)	(2.2)%
Furniture and equipment expense	80	80	79	—	NM	1	1.3%
Outside services	41	38	40	3	7.9%	1	2.5%
Marketing	23	25	23	(2)	(8.0)%	—	NM
FDIC insurance assessments	28	29	22	(1)	(3.4)%	6	27.3%
Professional, legal and regulatory expenses	26	29	22	(3)	(10.3)%	4	18.2%
Branch consolidation, property and equipment charges	17	5	6	12	240.0%	11	183.3%
Credit/checkcard expenses	14	14	13	—	NM	1	7.7%
Visa class B shares expense	—	11	3	(11)	(100.0)%	(3)	(100.0)%
Loss on early extinguishment of debt	—	14	—	(14)	(100.0)%	—	NM
Provision (credit) for unfunded credit losses	(3)	8	(12)	(11)	(137.5)%	9	(75.0)%
Other	112	108	108	4	3.7%	4	3.7%
Total non-interest expense from continuing operations	$899	$934	$873	$(35)	(3.7)%	$26	3.0%
Total adjusted non-interest expense(1)	$877	$912	$861	$(35)	(3.8)%	$16	1.9%

Comparison of fourth quarter 2016 to third quarter 2016
Non-interest expense totaled $899 million in the fourth quarter, a decrease of $35 million or 4 percent. On an adjusted basis(1), non-interest expense totaled $877 million, a decrease of $35 million or 4 percent. Total salaries and benefits decreased $14 million primarily due to a decline in base salaries associated with one less weekday, the impact of staffing reductions, and decreased production-based incentives related to capital markets and commercial banking.

Professional, legal and regulatory expenses decreased $3 million, primarily due to lower litigation-related costs. The company also recorded a $3 million credit for unfunded credit losses during the quarter resulting in an $11 million benefit compared to the third quarter. Additionally, in the third quarter the company incurred $11 million of expense related to Visa class B shares sold in a prior year that did not repeat.

The company's efficiency ratio in the fourth quarter was 64.4 percent, or 63.2 percent on an adjusted basis(1), a 210 basis point improvement versus the prior quarter. The effective tax rate for the fourth quarter was 31.2 percent compared to 32.3 percent in the third quarter. The effective tax rate for the full year of 2016 was 30.7 percent.

Comparison of fourth quarter 2016 to fourth quarter 2015
Non-interest expense increased $26 million or 3 percent from the fourth quarter of last year. Non-interest expense increased $16 million or 2 percent on an adjusted basis(1). Total salaries and benefits decreased $6 million or 1 percent as the impact of staffing reductions more than offset increased incentives related to revenue initiatives. Year-over-year, staffing levels have declined over 1,200 positions or 5 percent.

FDIC insurance assessments increased $6 million or 27 percent from the prior year reflecting the implementation of the FDIC assessment surcharge that went into effect in the third quarter of 2016. Professional, legal and regulatory expenses increased $4 million or 18 percent. Occupancy expense decreased $2 million or 2 percent reflecting the company's ongoing branch consolidations. Expenses were also negatively impacted by $9 million from reduced credits related to unfunded commitments compared to the prior year. In addition, branch consolidation, property and equipment charges totaled $17 million in the fourth quarter of 2016 compared to $6 million in the fourth quarter of 2015.

Loans and Leases

	Average Balances

($ amounts in millions)	4Q16	3Q16	4Q15	4Q16 vs. 3Q16		4Q16 vs. 4Q15
Total commercial	$42,468	$43,184	$43,601	$(716)	(1.7)%	$(1,133)	(2.6)%
Total investor real estate	6,672	6,979	6,908	(307)	(4.4)%	(236)	(3.4)%
Business Lending	49,140	50,163	50,509	(1,023)	(2.0)%	(1,369)	(2.7)%
Residential first mortgage	13,485	13,249	12,753	236	1.8%	732	5.7%
Home equity	10,711	10,775	10,948	(64)	(0.6)%	(237)	(2.2)%
Indirect—vehicles	4,096	4,113	3,969	(17)	(0.4)%	127	3.2%
Indirect—other consumer	889	779	523	110	14.1%	366	70.0%
Consumer credit card	1,146	1,110	1,031	36	3.2%	115	11.2%
Other consumer	1,122	1,094	1,027	28	2.6%	95	9.3%
Consumer Lending	31,449	31,120	30,251	329	1.1%	1,198	4.0%
Total Loans	$80,589	$81,283	$80,760	$(694)	(0.9)%	$(171)	(0.2)%

NM - Not meaningful.

Comparison of fourth quarter 2016 to third quarter 2016

Average loans and leases were $80.6 billion for the fourth quarter, a decrease of $694 million or 1 percent. Average balances in the consumer lending portfolio increased $329 million or 1 percent. The increase in average consumer loans was more than offset by a decline in the business lending portfolio as average balances decreased $1.0 billion or 2 percent.

Within the consumer lending portfolio, residential first mortgage balances increased $236 million or 2 percent. Indirect-other increased $110 million or 14 percent as the company continued to grow its point-of-sale portfolio. Consumer credit card balances increased $36 million or 3 percent as active credit cards increased 2 percent. Other consumer loans increased $28 million or 3 percent primarily due to growth in unsecured loans through the branch network. These increases were partially offset by declines in home equity balances of $64 million as the pace of run-off exceeded production. Indirect-vehicle lending balances decreased $17 million as a result of the company terminating a third-party arrangement during the fourth quarter that accounted for approximately one half of the company's production. The company is continuing to focus on its preferred dealer network.

The company remains focused on achieving appropriate balance and diversity in its loan portfolio while improving risk-adjusted returns. Average business lending balances were impacted by the company's decision to reduce exposure in select portfolios based on concerns about increasing risk in certain industries and asset classes. Average direct energy loans declined $132 million or 6 percent and average investor real estate loans declined $307 million or 4 percent, driven by a $242 million or 12 percent reduction in multi-family loans. Soft demand and increasing competition for middle market and small business loans also impacted production. Despite these declines, the company continues to expect low single digit average business lending loan growth in 2017, driven in part by growth in the technology & defense, healthcare, power & utilities and asset-based lending portfolios.

Comparison of fourth quarter 2016 to fourth quarter 2015

Average loans and leases were relatively stable compared to the fourth quarter of 2015 as growth in the consumer lending portfolio essentially offset a decline in the business lending portfolio.

The consumer lending portfolio experienced growth in almost every product category as average balances increased $1.2 billion or 4 percent from the prior year. Residential first mortgage balances increased $732 million or 6 percent. Indirect-other increased $366 million or 70 percent, as the company continued to execute its point-of-sale initiatives. Indirect-vehicle lending balances increased $127 million or 3 percent. Consumer credit card balances increased $115 million or 11 percent as active credit cards increased 11 percent, and the company’s penetration rate of deposit customers increased 110 basis points over the prior year to approximately 18.4 percent. In addition, other consumer loans increased $95 million or 9 percent primarily due to growth in unsecured loans through the branch network. These increases were partially offset by home equity balances which decreased $237 million as the pace of run-off continued to exceed production.

Average business lending balances decreased $1.4 billion or 3 percent primarily due to declines in the direct energy and multi-family portfolios as well as owner-occupied commercial real estate loans. Average direct energy loans decreased $491 million or 19 percent and average multi-family investor real estate loans decreased $239 million or 12 percent compared to the fourth quarter of 2015. The declines in owner-occupied commercial real estate mortgage loans reflect the softness in loan demand from middle market and small business customers, combined with the competitive market for this asset class.

Deposits

	Average Balances

($ amounts in millions)	4Q16	3Q16	4Q15	4Q16 vs. 3Q16		4Q16 vs. 4Q15
Low-cost deposits	$90,992	$90,489	$89,670	$503	0.6%	$1,322	1.5%
Time deposits	7,505	7,447	7,818	58	0.8%	(313)	(4.0)%
Total Deposits	$98,497	$97,936	$97,488	$561	0.6%	$1,009	1.0%

($ amounts in millions)	4Q16	3Q16	4Q15	4Q16 vs. 3Q16		4Q16 vs. 4Q15
Consumer Bank Segment	$55,638	$55,186	$52,952	$452	0.8%	$2,686	5.1%
Corporate Bank Segment	28,730	28,293	27,580	437	1.5%	1,150	4.2%
Wealth Management Segment	10,245	10,643	12,497	(398)	(3.7)%	(2,252)	(18.0)%
Other	3,884	3,814	4,459	70	1.8%	(575)	(12.9)%
Total Deposits	$98,497	$97,936	$97,488	$561	0.6%	$1,009	1.0%

Comparison of fourth quarter 2016 to third quarter 2016

Total average deposit balances were $98.5 billion in the fourth quarter, reflecting an increase of $561 million or 1 percent compared to the prior quarter. Average low-cost deposits increased $503 million or 1 percent and represented 92 percent of average deposits. Deposit costs remained near historical lows at 13 basis points, and total funding costs were 30 basis points in the fourth quarter.

Average deposits in the Consumer segment increased $452 million or 1 percent from the prior quarter. Average Corporate segment deposits increased $437 million or 2 percent, while average deposits in the Wealth Management segment declined $398 million or 4 percent as a result of ongoing strategic reductions of certain collateralized deposits.

Comparison of fourth quarter 2016 to fourth quarter 2015

Total average deposit balances increased $1.0 billion or 1 percent from the prior year. Average low-cost deposits increased $1.3 billion or 1 percent. Average deposits in the Consumer segment increased $2.7 billion or 5 percent from the prior year and average Corporate segment deposits increased $1.2 billion or 4 percent. Average deposits in the Wealth Management segment declined $2.3 billion or 18 percent.

Asset quality

	As of and for the Quarter Ended
($ amounts in millions)	12/31/2016	9/30/2016	12/31/2015
ALL/Loans, net*	1.36%	1.39%	1.36%
Net loan charge-offs as a % of average loans, annualized	0.41%	0.26%	0.38%
Non-accrual loans, excluding loans held for sale/Loans, net	1.24%	1.33%	0.96%
NPAs (ex. 90+ past due)/Loans, foreclosed properties and non-performing loans held for sale	1.37%	1.47%	1.13%
NPAs (inc. 90+ past due)/Loans, foreclosed properties and non-performing loans held for sale**	1.58%	1.69%	1.39%
Total TDRs, excluding loans held for sale	$1,385	$1,319	$1,295
Total Criticized Loans—Business Services***	$3,612	$3,742	$3,371
* ALL excludes operating leases.
** Excludes guaranteed residential first mortgages that are 90+ days past due and still accruing.
*** Business services represents the combined total of commercial and investor real estate loans.

Comparison of fourth quarter 2016 to third quarter 2016

Net charge-offs totaled $83 million or 0.41 percent of average loans during the quarter compared to $54 million or 0.26 percent of average loans in the previous quarter. The provision for loan losses was $35 million less than net charge-offs primarily attributable to improvement in the energy portfolio, the majority of fourth quarter commercial charge-offs having reserves established in prior quarters, and a reduction in loans outstanding. The resulting allowance for loan and lease losses decreased 3 basis points to 1.36 percent of total loans outstanding. Total non-accrual loans, excluding loans held for sale, decreased 9 basis points to 1.24 percent of loans outstanding, and total business services criticized loans decreased 3 percent. Troubled debt restructured loans and total delinquencies increased 5 percent and 10 percent, respectively.

Charge-offs related to the company’s direct energy portfolio totaled $14 million in the quarter. The allowance for loan and lease losses associated with the direct energy loan portfolio decreased to 7.0 percent in the fourth quarter compared to 7.9 percent in the third quarter as the company's exposure to direct energy continued to decline ending the year at 2.6 percent of total loans outstanding. Given the current phase of the credit cycle, volatility in certain credit metrics can be expected, especially related to large-dollar commercial credits and fluctuating commodity prices.

The allowance for loan losses as a percentage of total non-accrual loans was approximately 110 percent at quarter end. Excluding direct energy, the allowance for loan losses, as a percent of non-accrual loans, or the adjusted coverage ratio(1), was 138 percent.

Comparison of fourth quarter 2016 to fourth quarter 2015

Net charge-offs increased 6 percent compared to the fourth quarter of 2015 and represented 0.41 percent of average loans compared to 0.38 percent in the prior year. The allowance for loan and lease losses as a percent of total loans remained unchanged at 1.36 percent of total loans.

Total non-accrual loans, excluding loans held for sale, increased from 0.96 percent to 1.24 percent of loans outstanding, and total business lending criticized loans increased 7 percent compared to the fourth quarter of 2015. These increases were driven primarily by downward risk rating migration in the energy portfolio. Troubled debt restructured loans increased 7 percent during the year primarily due to increases in direct energy and energy-related credits.

Capital and liquidity

	As of and for Quarter Ended
	12/31/2016	9/30/2016	12/31/2015
Basel III Common Equity Tier 1 ratio(2)	11.1%	11.2%	10.9%
Basel III Common Equity Tier 1 ratio — Fully Phased-In Pro-Forma (non-GAAP)(1)(2)	11.0%	11.0%	10.7%
Tier 1 capital ratio(2)	11.9%	11.9%	11.7%
Tangible common stockholders’ equity to tangible assets (non-GAAP)(1)	8.99%	9.64%	9.13%
Tangible common book value per share (non-GAAP)(1)	$8.95	$9.38	$8.52

Under the Basel III capital rules, Regions’ estimated capital ratios remain well above current regulatory requirements. The Tier 1(2) and Common Equity Tier 1(2) ratios were estimated at 11.9 percent and 11.1 percent, respectively, at quarter-end under the phase-in provisions. In addition, the Common Equity Tier 1 ratio(1)(2) was estimated at 11.0 percent on a fully phased-in basis.

During 2016, the company returned $1.2 billion to shareholders through the combination of share repurchases and dividends to common shareholders. The company’s liquidity position remained solid with its loan-to-deposit ratio at the end of the quarter at 81 percent, and, as of quarter-end, the company remained fully compliant with the liquidity coverage ratio rule.

(1)	Non-GAAP, refer to pages 12, 13, 16, and 24 of the financial supplement to this earnings release

(2)	Current quarter Basel III common equity Tier 1, and Tier 1 capital ratios are estimated.

Conference Call
A replay of the earnings call will be available from Friday, Jan. 20, 2017, at 2 p.m. ET through Monday, Feb. 20, 2017. To listen by telephone, please dial 1-855-859-2056, and use access code 40610503. An archived webcast will also be available until Feb. 20, 2017 on the Investor Relations page of www.regions.com.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $126 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,500 banking offices and 1,900 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-Looking Statements
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect Regions’ current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

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Current and future economic and market conditions in the United States generally or in the communities we serve, including the effects of declines in property values, unemployment rates and potential reductions of economic growth, which may adversely affect our lending and other businesses and our financial results and conditions.

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Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, which could have a material adverse effect on our earnings.

•	The effects of a possible downgrade in the U.S. government’s sovereign credit rating or outlook, which could result in risks to us and general economic conditions that we are not able to predict.

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Possible changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital and liquidity.

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Any impairment of our goodwill or other intangibles, or any adjustment of valuation allowances on our deferred tax assets due to adverse changes in the economic environment, declining operations of the reporting unit, or other factors.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans.

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Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, loan loss provisions or actual loan losses where our allowance for loan losses may not be adequate to cover our eventual losses.

•	Possible acceleration of prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities.

•	Our ability to effectively compete with other financial services companies, some of whom possess greater financial resources than we do and are subject to different regulatory standards than we are.

•	Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments, which could increase our funding costs.

•	Our inability to develop and gain acceptance from current and prospective customers for new products and services in a timely manner could have a negative impact on our revenue.

•	The effects of any developments, changes or actions relating to any litigation or regulatory proceedings brought against us or any of our subsidiaries.

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Changes in laws and regulations affecting our businesses, such as the Dodd-Frank Act and other legislation and regulations relating to bank products and services, as well as changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies, which could require us to change certain business practices, increase compliance risk, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

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Our ability to obtain a regulatory non-objection (as part of the CCAR) process or otherwise) to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or redeem preferred stock or other regulatory capital instruments, may impact our ability to return capital to stockholders and market perceptions of us.

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Our ability to comply with stress testing and capital planning requirements (as part of the CCAR process or otherwise) may continue to require a significant investment of our managerial resources due to the importance and intensity of such tests and requirements.

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Our ability to comply with applicable capital and liquidity requirements (including, among other things, the Basel III capital standards and the LCR rule), including our ability to generate capital internally or raise capital on favorable terms, and if we fail to meet requirements, our financial condition could be negatively impacted.

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The Basel III framework calls for additional risk-based capital surcharges for globally systemically important banks. Although we are not subject to such surcharges, it is possible that in the future we may become subject to similar surcharges.

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The costs, including possibly incurring fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results.

•	Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our business.

•	Our ability to execute on our strategic and operational plans, including our ability to fully realize the financial and non-financial benefits relating to our strategic initiatives.

•	The success of our marketing efforts in attracting and retaining customers.

•	Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits, which could adversely affect our net income.

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Our ability to recruit and retain talented and experienced personnel to assist in the development, management and operation of our products and services may be affected by changes in laws and regulations in effect from time to time.

•	Fraud or misconduct by our customers, employees or business partners.

•	Any inaccurate or incomplete information provided to us by our customers or counterparties.

•	The risks and uncertainties related to our acquisition and integration of other companies.

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Inability of our framework to manage risks associated with our business such as credit risk and operational risk, including third-party vendors and other service providers, which could, among other things, result in a breach of operating or security systems as a result of a cyber attack or similar act.

•	The inability of our internal disclosure controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts.

•	The effects of geopolitical instability, including wars, conflicts and terrorist attacks and the potential impact, directly or indirectly, on our businesses.

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The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes, and environmental damage, which may negatively affect our operations and/or our loan portfolios and increase our cost of conducting business.

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Changes in commodity market prices and conditions could adversely affect the cash flows of our borrowers operating in industries that are impacted by changes in commodity prices (including businesses indirectly impacted by commodities prices such as businesses that transport commodities or manufacture equipment used in the production of commodities), which could impair their ability to service any loans outstanding to them and/or reduce demand for loans in those industries.

•	Our inability to keep pace with technological changes could result in losing business to competitors.

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Our ability to identify and address cyber-security risks such as data security breaches, “denial of service” attacks, “hacking” and identity theft, a failure of which could disrupt our business and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information; increased costs; losses; or adverse effects to our reputation.

•	Our ability to realize our adjusted efficiency ratio target as part of our expense management initiatives.

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Significant disruption of, or loss of public confidence in, the Internet and services and devices used to access the Internet could affect the ability of our customers to access their accounts and conduct banking transactions.

•	Possible downgrades in our credit ratings or outlook could increase the costs of funding from capital markets.

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The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally could require us to change certain business practices, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

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The effects of the failure of any component of our business infrastructure provided by a third party could disrupt our businesses; result in the disclosure of and/or misuse of confidential information or proprietary information; increase our costs; negatively affect our reputation; and cause losses.

•	Our ability to receive dividends from our subsidiaries could affect our liquidity and ability to pay dividends to stockholders.

•	Changes in accounting policies or procedures as may be required by the FASB or other regulatory agencies could materially affect how we report our financial results.

•	Other risks identified from time to time in reports that we file with the SEC.

•	The effects of any damage to our reputation resulting from developments related to any of the items identified above.
The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission.
The words “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can,” and similar expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. We assume no obligation to update or revise any forward-looking statements that are made from time to time.
Regions’ Investor Relations contact is Dana Nolan at (205) 264-7040; Regions’ Media contact is Evelyn Mitchell at (205) 264-4551.

Use of non-GAAP financial measures
Management uses the adjusted efficiency ratio (non-GAAP) and the adjusted fee income ratio (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. Non-interest expense (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the fee income ratio. Net interest income and other financing income on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the fee income and efficiency ratios. Regions believes that the exclusion of these adjustments provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management.

The Company's allowance for loan losses as a percentage of non-accrual loans, or coverage ratio is an important credit metric to many investors. Much of the Company's energy exposure is collateralized and therefore requires a lower specific allowance. Adjusting the Company's total allowance for loan losses to exclude the portion attributable to energy and excluding non-accrual energy loans produces an adjusted coverage ratio that management believes could be meaningful to investors.

Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity measure. Because tangible common stockholders’ equity is not formally defined by GAAP or prescribed in any amount by federal banking regulations it is currently considered to be a non-GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis.

The calculation of the fully phased-in pro-forma "Common equity Tier 1" (CET1) is based on Regions’ understanding of the Final Basel III requirements. For Regions, the Basel III framework became effective on a phased-in approach starting in 2015 with full implementation beginning in 2019. The calculation includes estimated pro-forma amounts for the ratio on a fully phased-in basis. Regions’ current understanding of the final framework includes certain assumptions, including the Company’s interpretation of the requirements, and informal feedback received through the regulatory process. Regions’ understanding of the framework is evolving and will likely change as analysis and discussions with regulators continue. Because Regions is not currently subject to the fully-phased in capital rules, this pro-forma measure is considered to be a non-GAAP financial measure, and other entities may calculate it differently from Regions’ disclosed calculation.

A company's regulatory capital is often expressed as a percentage of risk-weighted assets. Under the risk-based capital framework, a company’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to broad risk categories. The aggregated dollar amount in each category is then multiplied by the prescribed risk-weighted percentage. The resulting weighted values from each of the categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. CET1 capital is then divided by this denominator (risk-weighted assets) to determine the CET1 capital ratio. The amounts disclosed as risk-weighted assets are calculated consistent with banking regulatory requirements on a fully phased-in basis.
Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders.
Management and the Board of Directors utilize non-GAAP measures as follows:
•Preparation of Regions' operating budgets
•Monthly financial performance reporting
•Monthly close-out reporting of consolidated results (management only)
•Presentation to investors of company performance